Exhibit 99.1

Relmada Therapeutics Appoints Uro-Oncology Leader Bipin Dalmia as Chief Business Officer

●	Brings nearly three decades of leadership spanning NMIBC, corporate strategy and business development to help advance NDV-01 and support the Company’s long-term growth and value creation.

CORAL GABLES, FL – July 28, 2026 (GlobeNewswire) – Relmada Therapeutics, Inc. (Nasdaq: RLMD, “Relmada” or the “Company”), a clinical-stage biotechnology company advancing innovative therapies for oncology and central nervous system disorders, today announced the appointment of Bipin Dalmia, PhD, MBA, as Chief Business Officer. Bipin will lead Relmada’s corporate strategy, commercial planning, and business development activities, reporting directly to Chief Executive Officer Sergio Traversa.

Bipin Dalmia joins Relmada with nearly three decades of biopharmaceutical leadership, combining extensive experience in corporate strategy and business development with deep expertise in non-muscle invasive bladder cancer (NMIBC). As the Company advances NDV-01, its novel sustained-release intravesical therapy for patients with NMIBC, Bipin’s appointment reflects Relmada’s rapid evolution toward late-stage development and its commitment to building the commercial and strategic capabilities needed to maximize the value of NDV-01.

“Bipin combines a deep understanding of the evolving NMIBC treatment and competitive landscape, with exceptional experience in helping bring the first FDA-approved intravesical gene therapy to bladder cancer patients. His experience and perspective will be invaluable in helping us maximize the clinical, commercial and long-term potential of NDV-01,” said Sergio Traversa, Chief Executive Officer of Relmada Therapeutics. “In addition to advancing NDV-01, Bipin’s experience in corporate strategy, business development and value creation will strengthen Relmada as we evaluate opportunities to maximize long-term shareholder value.”

“I am excited to join Relmada at such an important stage in the Company’s evolution. What drew me to this opportunity was the chance to help realize the full potential of NDV-01. The NMIBC treatment landscape is entering a period of rapid innovation, yet patients continue to face significant unmet needs. NDV-01’s differentiated product profile and encouraging clinical data generated to date position it to become a best-in-class intravesical therapy across the NMIBC disease spectrum,” said Bipin Dalmia, Chief Business Officer. “I look forward to working alongside the outstanding Relmada team to help advance the next phase of NDV-01’s development and, if successful, bring this innovative therapy to patients as quickly as possible.”

About Bipin Dalmia, PhD, MBA

Bipin Dalmia is a senior biopharmaceutical executive with nearly three decades of leadership roles across corporate strategy, portfolio management, commercial planning, business development and M&A in biotechnology, specialty pharmaceuticals, and global pharmaceutical companies.

Most recently, he served as Senior Vice President, Global Head of Portfolio Strategy & Business Development at Ferring Pharmaceuticals, where he established and led this new global function. During his 14-year tenure at Ferring, in addition to global business development leadership, he led the company’s Uro-Oncology Franchise, including the U.S. launch and global lifecycle and manufacturing strategy for ADSTILADRIN® – the first FDA-approved intravesical gene therapy for BCG-unresponsive NMIBC patients. Beyond ADSTILADRIN, Bipin led and completed more than 20 strategic licensing, partnership and M&A transactions across multiple therapeutic areas, modalities and development stages, while strengthening the company’s portfolio management and capital allocation capabilities.

Prior to Ferring, Bipin held business development leadership positions at Biolex Therapeutics and earlier served in strategy, new product planning and business development roles at Syngenta and Novartis. He began his career as a research scientist. He currently serves on the Board of Directors of Ferring Ventures S.A. and on the Board of Directors of FinVector Oy.

Bipin Dalmia holds a PhD and an MS in Chemical Engineering from Iowa State University and an MBA from Drake University.

About Relmada Therapeutics, Inc.

Relmada Therapeutics is a clinical-stage biotechnology company focused on developing transformative therapies for oncology and central nervous system conditions. Its lead candidates, NDV-01 and sepranolone, are advancing through mid-stage clinical development with the potential to address significant unmet needs.

For more information, visit www.relmada.com

Forward-Looking Statements:

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. This press release contains statements which constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Any statement that is not historical in nature is a forward-looking statement and may be identified by the use of words and phrases such as “if”, “may”, “expects”, “anticipates”, “believes”, “will”, “will likely result”, “will continue”, “plans to”, “potential”, “promising”, and similar expressions. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including potential for Relmada’s product candidates to fail to progress, potential for Phase 2 NDV-01 data to fail to continue to deliver positive results supporting further development, potential for clinical trials to fail to deliver statistically and/or clinically significant evidence of efficacy and/or safety, failure of interim or top-line results to accurately reflect the complete results of the trial, failure of planned or ongoing preclinical and clinical studies to demonstrate expected results, potential failure to continue to secure FDA agreement on the regulatory path for NDV-01 and/or sepranolone, or that future NDV-01 and/or sepranolone clinical results will be acceptable to the FDA, failure to secure adequate NDV-01 and/or sepranolone drug supply, failure of pending patent applications to result in issued patents, or issued patents being challenged and invalidated by third parties or not providing us with any competitive advantages, the Company’s cash runway and sufficiency of the Company’s cash resources and uncertainties inherent in estimating the Company’s cash runway, future expenses and other financial results, including its ability to fund future operations, including clinical trials, and the other risk factors described under the heading “Risk Factors” set forth in the Company’s reports filed with the SEC from time to time. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Relmada undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Readers are cautioned that it is not possible to predict or identify all the risks, uncertainties and other factors that may affect future results and that the risks described herein are not a complete list.

Investor Contact:

Brian Ritchie

LifeSci Advisors

britchie@lifesciadvisors.com

Media Inquiries:

Corporate Communications

media@relmada.com